Exhibit 10.1

Tangram Enterprise Solutions, Inc.

Summary of Proposed Terms for Revolving Line of Credit and Demand Loan

February 13, 2003

Revolving Line of Credit

Borrower:	Tangram Enterprise Solutions, Inc. (the “Company”)

Lender:	Safeguard Delaware, Inc. (“Safeguard”)

Principal Amount:	$1,350,000 revolver, to be borrowed, repaid and reborrowed by the Company at its discretion until the Maturity Date

Type of Security:	Promissory Note in the form of Exhibit A attached hereto (the “Revolver”).

Interest:	prime rate plus 1% per annum (on the basis of a 360-day year)

Repayment Terms:

Principal payable on the earlier of one year from the date of the Revolver or a change of control (“Maturity Date”). Lender shall notify Borrower at least 90 days prior to the one-year anniversary from the date of the Revolver as to Lender’s intention to renew the Revolver. If Lender determines not to renew the Revolver, Borrower must repay outstanding principal and any accrued and unpaid interest within six months from the one-year anniversary.

In addition, upon the closing of a sale of debt or equity securities by the Company, the Company shall apply the proceeds (net of underwriting discounts and commissions) in excess of $2,500,000 first to the repayment of the then outstanding obligations under the Revolver

Interest payable quarterly in arrears

Prepayment without penalty or premium

Events of Default:	Default in payment of principal or interest

An event of default by Company under any other obligation

Certain bankruptcy, insolvency and other similar events with respect to the Company

Default rate – prime rate plus 3% per annum

Demand Loan

Borrower:	Company

Lender(s):	Safeguard and TBBH Investments Europe AG (successor in interest to Axial Technology Holding AG) (“Axial”).

Principal Amount:	$1,700,000, provided by Lenders as follows:

Safeguard	$650,000
Axial	$1,200,000

Total	$1,850,000

Type of Security:	Promissory Notes in the form of Exhibit B attached hereto (the “Notes”)

Interest:

prime rate plus 1% per annum (on the basis of a 360-day year); provided however, that the Axial Note shall only accrue interest on $500,000 of principal until the first anniversary of the date of the Note and thereafter shall accrue interest on the entire outstanding principal

Repayment Terms:

Principal payable on the earlier of six months after the date of demand, which may be made anytime after one year from the date of the Notes or a change of control (“Maturity Date”) In addition, upon the closing of a sale of debt or equity securities by the Company, the Company shall apply the proceeds (net of underwriting discounts and commissions) in excess of $2,500,000 first to the repayment of the then outstanding obligations under the Revolver then the Notes

Interest payable quarterly in arrears

All payments on the Notes shall be allocated pro-rata to each of the Lenders based upon the total outstanding principal and interest balance of the Note at the time of the payment

Only if there are no amounts outstanding under the Revolver, prepayment without penalty or premium

Events of Default:	Default in payment of principal or interest

An event of default by Company under any other obligation

Certain bankruptcy, insolvency and other similar events with respect to the Company

Default rate – prime rate plus 3% per annum

Other Provisions

Note Exchange:

The Revolver and Safeguard Note are being issued in replacement of that certain Second Amended Revolving Note, dated September 11, 1997, as amended on February 20, 2001 made by the Company in favor of Safeguard Scientifics, Inc. The Axial Note is being issued in replacement of that certain Promissory Note, dated February 13, 2001 made by Borrower in favor of Axial.

Expenses:	The Company will bear the expenses of the Lenders and of the Company incurred in connection with this transaction. The Lenders portion not to exceed $25,000.00.

Publicity:

Any press release or other public statement issued by any party relating to this letter or the transactions contemplated shall be approved in advance by all parties and shall contain appropriate references to each such party who desires such references.

Target Closing:	On or before February 17, 2003. If this term sheet is not executed and closing has not occurred by such date, this proposal will be deemed withdrawn.

Preferences:

In accordance with U.S. law, in the event of a liquidation of the Company, the holders of the Revolving Note and the Demand Notes will be paid prior to any payments made to holders of equity securities (preferred or common). The Demand Note holders agree that any repayments shall first be applied to the repayment of the Revolving Note and then pro rata as between the Demand Note holders. As provided in the Company’s Statement of Designations, Preferences and Rights of the Series F Preferred Stock, a change of control of the Company shall be deemed a liquidation.

This is neither an offer nor a binding commitment. A binding commitment will only be made pursuant to the execution of definitive loan agreements mutually acceptable to all parties and only upon satisfaction of the following conditions:

Please do not hesitate to contact us if you have any questions or comments regarding this letter.

SAFEGUARD DELAWARE, INC.

By:	/s/ Christopher J. Davis
Name:	Christopher J. Davis
Title:	Managing Director and Chief Financial Officer

TBBH INVESTMENTS EUROPE AG (successor in title to Axial Technology Holding AG)

By:	/s/ David P. Kennealy
Name:	David P. Kennealy
Title:	Director

As of this 13th day of February, 2003, the undersigned hereby acknowledges that this term sheet is acceptable as a basis for negotiating the Revolver and Notes and agrees to be legally bound by those particular terms under the heading “Publicity”.

TANGRAM ENTERPRISE SOLUTIONS, INC.

By:	/s/ Norman L. Phelps
Name:	Norman L. Phelps
Title:	President and CEO

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